TWEEDY, BROWNE FUND INC.

TWEEDY, BROWNE COMPANY LLC

CODE OF ETHICS

I.	Introduction

This Code of Ethics (“Code”) establishes rules of conduct for “Covered Persons” (as defined herein) of Tweedy, Browne Fund Inc. (the “Fund”) and Tweedy, Browne Company LLC (the “Investment Adviser”), and is designed to govern the personal investment activities of Covered Persons.

A.	Applicability

“Covered Person” and “Advisory Person.” For purposes of this Code, “Covered Person” shall mean any of the following persons and “Advisory Person” means any of the persons described in items 1-3:1

1.

Any director, officer or employee of the Investment Adviser or the Fund who in the ordinary course of his or her business makes, participates in or obtains current information regarding the purchase or sale of securities by the Fund or any other client of the Investment Adviser or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Fund or any other client of the Investment Adviser regarding the purchase or sale of securities;

2.

Any natural person in a control relationship to the Investment Adviser or the Fund who obtains current information concerning recommendations made to the Fund or another client with regard to the purchase or sale of a security;

3.	Any director or officer of the Fund, regardless of whether such director or officer is an Advisory Person;

provided, however, that an employee of a service provider that is unaffiliated with the Fund’s Investment Adviser who is an officer of the Fund shall not be a Covered Person if such employee is covered by an appropriate code of ethics of the service provider.

For purposes of this Code, a person shall not be deemed to be an Advisory Person or a Covered Person simply by virtue of normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading, or engaging in other ministerial activities.

“Advisory Person’s Account.” For purposes of this Code, an Advisory Person’s account includes all accounts in which one or more Advisory Persons and/or one or more members of the Advisory Person’s immediate family have a substantial proportionate economic interest or the ability to control the investment activities of the account. “Immediate family” includes an Advisory Person’s spouse and minor children living with the Advisory Person. A “substantial proportionate economic interest” will generally be 25% of the principal amount, in the case of any single Advisory Person, or 50% of the principal amount, in the case of accounts in which more than one Advisory Person have an interest, whichever is applicable.

[1]	These definitions are derived from the requirements of Rule 17j-1 and Rule 204A-1 and are construed consistently therewith.

“Security.” The term “security” shall not include the following exempt instruments:

1.	securities issued or guaranteed as to principal or interest by the United States government, its agencies or instrumentalities;

2.	bankers’ acceptances;

3.	bank certificates of deposit;

4.	commercial paper;

5.	high quality short-term debt instruments, including repurchase agreements[2];

6.

shares of open-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) other than mutual funds for which the Investment Adviser or an affiliate of Affiliated Managers Group, Inc. (“AMG”) serves as investment adviser or subadviser[3] and exchange-traded funds for which the Investment Adviser serves as investment adviser; and

7.	Bitcoin and Ether

Although no final authoritative determination has been made regarding the status of cryptocurrencies and digital assets under the federal securities and commodity laws, the SEC is currently taking the position that most crypto and digital assets are securities, though there is a reasonable level of acceptance in the market that Bitcoin and Ether are not securities, and the SEC has not publicly asserted that Bitcoin and Ether are securities. Crypto and digital assets constituting securities under this regulatory view include, without limitation, crypto currency, virtual currency, coin offerings, nonfungible tokens (including “crypto art”), digital tokens and digital coins, and commodity or other derivative interests related thereto, other than Bitcoin and Ether. In light of the SEC’s position and the various affirmative enforcement actions it has taken in furtherance of this position, transactions and holdings in crypto and digital assets, other than Bitcoin and Ether, are subject to certain investment restrictions and reporting requirements, as described in Section II.E. of this Code of Ethics, but are not otherwise subject to the requirements set forth in this Code of Ethics (including the pre-clearance requirement and blackout restrictions in Section II, below).

Should the Firm determine to invest in crypto or digital assets on behalf of the Funds or other clients in the future, this Code of Ethics and the requirements relating to crypto and digital assets will be revised.

B.	General Principles

Tweedy, Browne Company LLC’s success depends upon its reputation for integrity, quality and professionalism. Tweedy, Browne Company LLC values and seeks to protect the confidence and

[2]

The SEC staff will interpret “high quality short-term debt instrument” to mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization.

[3]	The Legal and Compliance Departments will circulate a listing of all mutual funds for which AMG affiliates provide discretionary investment advisory services on a periodic basis.

trust placed in it by its clients. This Code is designed to govern the personal securities investment and other business-related activities of Covered Persons and reflects the Investment Adviser’s fiduciary principles to (1) always place the interests of clients, including the Funds, first; (2) ensure that all personal securities investment and other business-related activities of its Covered Persons are consistent with this Code; and (3) avoid overreaching or inappropriate conduct by a Covered Person in connection with his or her personal securities investment and other business-related activities.

Under this Code, Covered Persons are prohibited from:

1.	Employing any device, scheme or artifice to defraud the Investment Adviser or the Fund;

2.

Making to the Investment Adviser or the Fund any untrue statement of a material fact or omitting to state to the Investment Adviser or the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	Engaging in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Investment Adviser or the Fund; or

4.	Engaging in any manipulative practice with respect to the Investment Adviser or the Fund.

II.	Restrictions on Personal Investing and Other Activities

A.	Prohibition on Certain Investing Activities

If Tweedy, Browne International Value Fund, Tweedy, Browne International Value Fund II – Currency Unhedged, Tweedy, Browne Value Fund or Tweedy, Browne Worldwide High Dividend Yield Value Fund (each also referred to herein as a “Fund,” as the context requires, and collectively the “Funds”) or any other client has a purchase or sale order pending, or the Investment Adviser has any such order under active consideration for the Funds or other clients, no Advisory Person may buy or sell the same security or any related security (such as an option, warrant or convertible security) for an Advisory Person’s account.

This restriction does not apply to (i) non-convertible fixed income securities rated at least “A,” (ii) municipal securities, (iii) mutual funds (including mutual funds advised or sub-advised by the Investment Adviser or an AMG affiliate); or (iv) transactions that are otherwise exempt from this prohibition. (Refer to Sections III.A. and B. hereof for information on transactions that are exempt from this prohibition. Refer to Section II.C. for applicable pre-clearance requirements.)

This prohibition may only be waived upon a written finding by a member of the Management Committee that the proposed purchase or sale of a security is not expected to have any adverse impact on the ability of the Funds or other clients to purchase or sell the security or the price at which the Funds or other clients will be able to purchase or sell the security.

B.	Blackout Period

An Advisory Person may not purchase or sell any security for an Advisory Person’s account until seven (7) calendar days after the later of the most recent trade by any of the Funds in that security or any related security, or the withdrawal of a purchase or sale order for such security or any related security for the Funds.

This restriction does not apply to:

(i)

non-convertible fixed income securities rated at least “A”, municipal securities, and mutual funds (including mutual funds advised or sub-advised by the Investment Adviser or an AMG affiliate), in which case no blackout period applies;

(ii)	equity securities that are constituents of a designated index,[4] in which case shorter blackout periods may apply as set forth in the table below; or

(iii)

transactions that are otherwise exempt from this blackout requirement. (Refer to Sections III.A. and B. hereof for information on transactions that are exempt from this requirement. Refer to Section II.C. for applicable pre-clearance requirements.)

This blackout requirement may only be waived upon a written finding by a member of the Management Committee that the proposed purchase or sale of a security is not expected to have any adverse impact on the ability of the Funds to purchase or sell the security or the price at which the Funds will be able to purchase or sell the security.

For securities that are constituents of a designated index, the following shorter blackout periods apply:

Market Capitalization	Blackout Period
$1B or more	1 day
Less than $1B	3 days

C.	Pre-Clearance of Personal Securities Transactions and Securities Accounts

Pre-Clearance of Personal Securities Transactions.

Subject to the prohibitions and blackout periods discussed in Section II.A. and B, above, an Advisory Person may buy or sell a security for an Advisory Person’s account if (i) the Advisory Person obtains prior approval from a member of the Management Committee, the Investment Adviser’s Associate General Counsel or Chief Compliance Officer, or the Fund’s Chief Compliance Officer (see Section IV for details of the prior approval process), which has not been rescinded prior to execution of the transaction; and (ii) the approved transaction is completed on the trading day for which approval is received. Purchases, sales and exchanges of mutual fund

[4]

Designated indices currently include the S&P 500 Index, the Nikkei 225 Index, the CAC 40 Index, the DAX Index, the SMI Index, the FTSE 100 Index, the Amsterdam Securities Index (AEX), the S&P/ASX 50 Index, the Straits Times Index, the IBEX 35 Index, the FTSE MIB Index, the OMX Stockholm 30 Index, the TOPIX 100 Index, and the Hang Seng Index, or any successor index thereof; or any other index designated by the Management Committee and the Compliance Director as being composed entirely of securities whose public float and historical liquidity make it extremely unlikely that purchases and sales of any of the securities on such index by any Advisory Person would have an adverse impact on the ability of the Funds to purchase or sell such securities or the price at which the Funds will be able to purchase or sell such securities.

shares (other than shares of the Funds) do not require pre-clearance. Private placements are subject to different pre-clearance requirements, discussed below in Section II.F.

Pre-Clearance of Securities Accounts.

All security accounts of Advisory Persons (other than those which invest solely in exempt instruments, as described in Section I.A above, and in mutual funds advised or subadvised by an AMG affiliate) must be held at one or more designated brokerage firms and subjected to electronic monitoring. These accounts must also be pre-cleared with the Legal and Compliance Departments prior to opening. Advisory Persons must also arrange for duplicate confirmations and account statements relating to these accounts to be provided to the Investment Adviser’s Legal and Compliance Departments.5

Security accounts for which an Advisory Person has no control over the accounts’ investment activity are also subject to pre-clearance requirements. Such accounts may be excepted from the designated brokerage firm and electronic monitoring requirement only upon review and approval by a Managing Director, the Investment Adviser’s Chief Compliance Officer or her designee, or the Fund’s Chief Compliance Officer. Subject to receiving appropriate pre-clearance for the account, transactions in accounts over which an Advisory Person has no investment control are generally exempt from trading restrictions, blackout periods and transaction pre-clearance requirements, as described in Section III.A.4 hereof.

Exceptions to these pre-clearance policies may only be made with the written consent of (i) a member of the Management Committee and (ii) the Investment Adviser’s Chief Compliance Officer or her designee.

D.	Initial Public Offerings

No Advisory Person shall acquire securities in an initial public offering for an Advisory Person’s account. No waiver of this prohibition may be granted.

E.	Crypto and Digital Assets

As noted above, the SEC is taking the position that most crypto and digital assets, other than Bitcoin and Ether, are securities. This includes, without limitation, crypto currency, virtual currency, coin offerings, nonfungible tokens (including “crypto art”), digital tokens and digital coins, and commodity or other derivative interests related thereto, other than Bitcoin and Ether.

The Firm does not invest in and does not currently intend to invest in crypto or digital assets on behalf of the Funds or its other clients. Accordingly, the following requirements apply to crypto and digital assets other than Bitcoin and Ether:

(i)

Prohibition on initial offerings, primary offerings, limited offerings. No Advisory Person may participate in any initial offerings, primary offerings, or limited offerings of crypto or digital assets.

[5]

Investments in the Funds (outside of the Investment Adviser’s Profit-Sharing and 401(k) Plans) require pre-clearance, as discussed in Section IV below, and are subject to duplicate confirmation and statement requirements. Investments in the Funds through the Investment Adviser’s Profit Sharing and 401(k) Plans are subject to the trading restrictions discussed in Section IV below.

(ii)

Initial and annual reporting requirements. Covered Persons will be required to (a) complete an initial holdings report on crypto and digital assets (other than Bitcoin and Ether), and (b) update that report once annually. (Independent Directors are not required to submit such reports.)

(iii)

Quarterly transaction reporting. Covered Persons will be required to complete a quarterly transaction report, reflecting all crypto and digital asset transactions (other than Bitcoin and Ether), once a quarter.

An Independent Director shall be required to file a quarterly transaction report only for a transaction where he or she knew (or, in the ordinary course of fulfilling his or her official duties as a director, should have known) at the time of the transaction that, during the 15-day period immediately preceding or after the date of the transaction, such crypto or digital asset is or was purchased or sold, or considered for purchase or sale, by a Fund or its Investment Adviser.

The forms for initial, annual and quarterly reporting may be obtained from, and completed forms will be maintained by, the Legal and Compliance Departments.

F.	Private Placements

A purchase or sale of securities that are not publicly traded must have written consent from a member of the Management Committee and the Investment Adviser’s Associate General Counsel or Chief Compliance Officer. Such approval will not be granted unless the Advisory Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person’s activities on behalf of the Fund) and the member of the Management Committee concludes that the Fund would have no foreseeable interest in investing in such security. Written approval is also required prior to making any subsequent investments in or withdrawals from a private investment previously approved pursuant to this policy.

G.	Gifts

No Advisory Person shall give or accept any gift or other item of more than de minimis value (generally $100) to or from any person or entity that does business with or on behalf of the Firm or the Funds. This policy does not prohibit the gift or receipt of an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment that is neither so frequent nor so extensive as to raise any question of propriety, as long as the person providing the entertainment is present. All Investment Adviser personnel are required to report any gifts, gratuities or entertainment given or received annually to the Legal and Compliance Departments. Personal gifts not intended to facilitate any business relationship are exempt from the provisions of this Section II.G.

H.	Political Contributions

The Investment Adviser has adopted separate Pay-to-Play Policies and Procedures in accordance with Rule 206(4)-5 under the Advisers Act which govern political contributions made by certain Investment Adviser personnel covered by that rule. A copy of those policies and procedures has been provided to all employees covered by that rule.

I.	Service as a Director

No Advisory Person shall serve on the board of directors or trustees of a publicly traded company without prior authorization from (i) the Investment Adviser’s Associate General Counsel or Chief Compliance Officer, and (ii) at least two members of the Management Committee, based upon a determination that such service would not be inconsistent with the interests of the Firm and its clients, including the Fund and its shareholders.

III.	Exempt Transactions

A.

Notwithstanding any other provisions of this Code to the contrary, Advisory Persons shall not be prohibited from, subject to a blackout period with respect to, or required to obtain prior approval for the following:

1.	reinvestments of dividends;

2.	participation on an on-going basis in an issuer’s stock purchase plan;

3.

any transaction in an account over which no Advisory Person has any direct or indirect influence or control (subject to such account having been reviewed and approved as set forth in Section II.C. hereof); or

4.

any purchase, sale or exchange in the secondary market on any one calendar day of no more than 100 shares of any freely tradable security (other than AMG, another security on the Investment Adviser’s restricted list,[6] a mutual fund or exchange-traded fund advised or subadvised by the Investment Adviser) or any derivative security with respect to no more than 100 shares of any such security.

B.

In addition, Advisory Persons shall not be prohibited from or subject to a blackout period with respect to (but are required to pre-clear) any purchase or sale of common equity securities of any issuer, as long as (i) all such purchases or sales of that issuer on any particular trading day by all Advisory Persons relying on this Section III.B exemption, in the aggregate, do not exceed 1% of the average daily trading volume (“ADTV”) of that security over the past 30 calendar days; and (ii) any order governed by this exemption is entered either (a) as a market order; or (b) in the case of a limit order, at a price no higher than the then-current bid (in the case of a purchase) or lower than the then-current offer (in the case of a sale). Approval of such securities transactions may only be granted by a member of the Management Committee based on a determination that the proposed purchase or sale of such security is not expected to have any adverse impact on the ability of the Funds or other clients to purchase or sell the security or the price at which the Funds or other clients will be able to purchase or sell the security.

C.

Advisory Persons shall not be required to preclear a donation of securities to a charitable organization, a charitable giving account (although the account itself is required to be pre-cleared under this Code of Ethics), or a gift of securities to a non-advisory person who is not a member of an immediate family of the advisory person.

IV.	Prior Approval Procedures

1.	A Trading Approval Form (available from the Legal and Compliance Departments), a Mutual

[6]	The restricted securities list is maintained by the Legal and Compliance Departments and distributed to all employees whenever it is updated.

Fund Trading Form (in the case of the Funds, available from the Mutual Fund Coordinator or the Legal and Compliance Departments), or an ETF Trading Form (in the case of exchange traded funds for which the Investment Adviser serves as investment adviser, available from the Legal and Compliance Departments) must be completed and submitted to a member of the Management Committee, the Investment Adviser’s Associate General Counsel or Chief Compliance Officer, or the Fund’s Chief Compliance Officer for approval, prior to entering a trade order for any security that requires pre-clearance under this Code.

2.

After reviewing the Funds’ investment interest, trading and anticipated cash flows, the member of the Management Committee, the Investment Adviser’s Associate General Counsel or Chief Compliance Officer, or the Fund’s Chief Compliance Officer shall approve (or disapprove) an Advisory Person’s trading request as expeditiously as possible.

3.

Once an Advisory Person’s trading request is approved, the approval form shall be forwarded to the Legal and Compliance Departments, and the Advisory Person may place the trade. If the Advisory Person’s trading request is not approved, or is not executed on the trading day for which it is approved, such trading request may be resubmitted at a later date.

4.

In no case may a member of the Management Committee, the Investment Adviser’s Associate General Counsel or Chief Compliance Officer, or the Fund’s Chief Compliance Officer (each, a “Designated Person”) approve his or her own trading. Each must instead obtain approval from another Designated Person.

5.

Generally, approval will not be granted for redemptions or exchanges of shares of the Funds held for less than 90 days by any Advisory Person. For purposes of determining the 90-day holding period, a last in/first out (“LIFO”) method is used. Automatic reinvestments of dividends and distributions are disregarded for this purpose.

6.

Purchases, redemptions and exchanges of shares of a Fund in the Investment Adviser’s Profit-Sharing and 401(k) Plans are permitted within pre-established trading windows without pre-clearance. Automatic reinvestments of dividends and distributions and systematic investments through pay-roll deductions in the plans are similarly exempt from the pre-clearance requirements.

V.	Quarterly Transaction Reporting

A.

Quarterly Transaction Reports. All Covered Persons shall be required to submit to the Legal and Compliance Department a quarterly report, in the form attached hereto as Exhibit A or another format acceptable to the Legal and Compliance Departments, showing all securities transactions in which the Covered Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. [7] No report is required if the Covered Person had no direct or indirect influence or control over the transaction.

However, each director who is not an “interested person” (as defined under the 1940 Act) (each, an “Independent Director”) of the Funds is required to file a report only for a transaction where he knew (or, in the ordinary course of fulfilling his official duties as a director, should have known) at the time of the transaction that, during the 15-day period immediately preceding or after the date of the transaction, such security is or was purchased or sold, or considered for

[7]	See the attached Exhibit B for the definition of “Beneficial Ownership.”

purchase or sale, by a Fund or the Fund’s Investment Adviser.8

B.

Timing of Reports. All Covered Persons (including Independent Directors and all Advisory Persons) are required to file a report no later than thirty (30) days after the end of each calendar quarter. No report is required if the Advisory Person had no direct or indirect influence or control over the transaction.

C.

Qualifications. Any report submitted to comply with the requirements of this Section V may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

D.

Brokerage Statements. No report is required if the report would duplicate information contained in brokerage statements or trade confirmations received by the Investment Adviser prior to the thirtieth day after the end of the applicable calendar quarter.

E.

Review. All quarterly transaction reports, brokerage statements and confirms submitted pursuant to this Section V and all initial and annual holdings reports, brokerage statements and confirms submitted pursuant to Section VI.A. below are reviewed by designated compliance personnel in the Investment Adviser’s Legal and Compliance Departments.[9]

VI.	Additional Reporting and Certification Procedures

A.	Disclosure of Personal Holdings – Initial and Annual Holdings Reports

Initial Holdings Report. No later than 10 days after a person becomes a Covered Person, the following information (which may consist of copies of most recent brokerage account statements, and which information must be current as of a date no more than 45 days prior to the date the person became an Access Person10) shall be submitted to the Investment Adviser’s Chief Compliance Officer or her designee:

1.	The title, number of shares and principal amount of all securities owned directly or indirectly by the Covered Person when the Covered Person became a Covered Person;

2.

The name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the benefit of the Covered Person as of the date the person became a Covered Person; and

3.	The date that the report is submitted by the Covered Person.

Annual Holdings Report. Each Covered Person shall submit to the Investment Adviser’s Chief Compliance Officer or her designee the information listed in VI.A.1, 2 and 3 above

[8]	Rule 17j-1(d)(2)(ii)(B).

[9]	Rule 17j-1(d)(3) and Rule 204A-1(a)(3).

[10]	Rule 17j-1(d)(1)(i) and Rule 204A-1(b)(ii)(A).

on an annual basis, which information must be current as of a date no more than 45 days prior to the date such report is submitted.11

Independent Directors who would be required to make an initial holdings report or an annual holdings report solely by reason of being a Fund director need not file such initial or annual holdings reports.12

B.	Annual Certification

Annually, each Covered Person must acknowledge that he or she has received, read and understood and recognizes that he or she is subject to the Code. In addition, annually each Covered Person must certify that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code.13 In addition, Advisory Persons must each acknowledge in writing that they have received the Code and any amendments to the Code. Such acknowledgements and certifications are maintained by the Legal and Compliance Departments.

C.	Board and Management Committee Reporting

At least annually, in the case of Items 1 and 2 below, or quarterly, in the case of Items 3 and 4 below, the Investment Adviser’s Chief Compliance Officer or her designee shall report to the Management Committee and to the Fund’s Board of Directors:

1.	All existing procedures concerning Covered Persons’ personal trading activities (“personal trading procedures”) and any procedural changes made during the past year;

2.	A description of issues that arose under the Code or the personal trading procedures during the previous year or any recommended changes to the Code or the personal trading procedures;

3.	Any material violations which occurred during the past quarter and sanctions imposed in response to the material violations; and

4.	Any exceptions to any provisions of this Code (as determined under Section VIII below) granted during the past quarter.

D.	Certification of Adequacy

The Fund and the Investment Adviser shall provide to the Board of Directors of the Fund, no less frequently than annually, a written certification that each has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code.

[11]

Rule 17j-1(d)(1)(iii) and Rule 204A-1(b)(ii). For example, the receipt by the Legal and Compliance Departments of an annual holdings report as of December 31st, by no later than the following January 31st, will meet this requirement. The receipt by the Investment Adviser’s Chief Compliance Officer or her designee of duplicate brokerage statements and confirmations received prior to the 30th day after the end of each calendar quarter will be deemed to serve as compliance with this requirement.

[12]	Rule 17j-1(d)(2)(ii)(A).

[13]

The receipt by the Investment Adviser’s Chief Compliance Officer or her designee of duplicate brokerage statements and confirmations received prior to the 30th day after the end of each calendar quarter will be deemed to serve as compliance with the requirement to disclose or report all personal securities transactions.

VII.	Sanctions

Upon discovering that an Advisory Person has not complied with the requirements of this Code, the Adviser’s Chief Compliance Officer shall submit her findings to a member of the Management Committee. The Management Committee may impose on the Advisory Person whatever sanctions the Management Committee deems appropriate, including, among other things, disgorgement of profit, censure, suspension or termination of employment. The sanction taken shall be reported to the Fund’s Board of Directors in conjunction with Section VI.C.3 hereof.

VIII.	Exceptions

The Investment Adviser’s Chief Compliance Officer and each member of the Management Committee reserve the right to grant, on a case-by-case basis, additional exceptions to any provisions of this Code. Exceptions granted by a member of the Management Committee must be reported to the Investment Adviser’s Chief Compliance Officer or her designee, maintained in writing, and reported to the Management Committee and to the Fund’s Board of Directors at its next regularly scheduled meeting.

IX.	Recordkeeping

The following records shall be preserved with the Firm’s and the Fund’s records in the manner and for the period(s) required by Rule 17j-1 under the 1940 Act and Rule 204-2 under the Investment Advisers Act:

•	This Code and any prior Code that has been in effect with respect to the Investment Adviser or the Fund at any time within the past five years;

•

a copy of each report made hereunder by a Covered Person (including any brokerage statement or confirmation provided in lieu of such written report); any written report made hereunder by the Fund’s Investment Adviser or the Investment Adviser’s Chief Compliance Officer;

•	A list of all persons required to make reports hereunder (including all Covered Persons and Advisory Persons14), and a list of all persons responsible for reviewing such reports (Rule 17j-1(f)(1)(D);

•	A record of any violations of the Code and any action taken as a result thereof;

•	Records of any private placements approved pursuant to Section II.F. hereunder, and the reasons supporting the decision to approve such transactions (Rule 204-2(a)(13)(iii)); and

Written acknowledgments of receipt of this Code and any amendments thereto, as required by Section VI.B. hereof (Rule 204-2(a)(12)(iii)).

[14]

Currently, all directors, officers and employees of the Investment Adviser (including employees who are interested directors of the Fund) are considered “Advisory Persons” and “Covered Persons,” and all independent directors of the Fund and officers of the Fund who are not Advisory Persons are considered “Covered Persons” under this Code of Ethics.

X.	Confidentiality

All information obtained from any Covered Person hereunder shall be kept in strict confidence, except to the extent (i) reports are required to be made hereunder or required to be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization; or (ii) the Funds or the Investment Adviser are otherwise legally required to disclose the information.

XI.	Other Laws, Rules and Statements of Policy

Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such Covered Person adopted by the Investment Adviser.

XII.	Violations Reported to the Investment Adviser’s Chief Compliance Officer

All violations of this Code must be promptly reported by Covered Persons to the Investment Adviser’s Chief Compliance Officer and the Fund’s Chief Compliance Officer.

XIII.	Amendments

This Code, together with any amendments thereto, is provided by the Legal and Compliance Departments to all Advisory Persons on at least an annual basis. Any material changes to this Code must be approved by the Board of Directors of the Fund (including a majority of the Independent Directors) within six months of such change.

XIV.	Further Information

Questions regarding the applicability of the provisions of this Code generally or in connection with any particular transaction should be directed to the Investment Adviser’s Associate General Counsel or Chief Compliance Officer.

Amended and Restated May 2025

Exhibit A

TWEEDY, BROWNE FUND INC.

TWEEDY, BROWNE COMPANY LLC

SECURITIES TRANSACTION REPORT

FOR THE CALENDAR QUARTER ENDED

(mo./day/yr.)

1. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics:

Security and CUSIP No.	Date of Transaction	Nature of Transaction (Purchase, Sale, Gift, Other)	Number of Shares or Principal Dollar Amount of Transaction	Price/Unit	Broker/Dealer or Bank Through Whom Effected

This report excludes (i) transactions with respect to which I had no direct or indirect influence or control; (ii) transactions not required to be reported per the Code of Ethics; and (iii) transactions already reported by a means permitted by the Code of Ethics. This report is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

2. (Not applicable to Non-Interested Fund Directors) During the quarter referred to above, the following are new accounts with all brokers, dealers or banks with which I hold securities, whether or not transactions in such securities are reportable under the Code of Ethics:

Name of Broker/Dealer or Bank	Account Number

Date:	Signature:

Exhibit B

BENEFICIAL OWNERSHIP

For purposes of the attached Code of Ethics, “beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that a Covered Person has or acquires. The term “beneficial ownership” of securities would include not only ownership of securities held by a Covered Person for his own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for his benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he has only a remainder interest), and securities held for his account by pledges, securities owned by a partnership in which he is a member if he may exercise a controlling influence over the purchase, sale or voting of such securities, and securities owned by any corporation or similar entity in which he owns securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity’s portfolio.

Ordinarily, this term would not include securities held by executors or administrators in estates in which a Covered Person is a legatee or beneficiary unless there is a specified legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent’s death.

Securities held in the name of another should be considered as “beneficially” owned by a Covered Person where such person enjoys “financial benefits substantially equivalent to ownership.” The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining financial benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, or to meet expenses that such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

A Covered Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other arrangement, he obtains therefrom financial benefits substantially equivalent to those of ownership.

A Covered Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.